Exhibit 4.4

SUPPLEMENTAL INDENTURE NO. 5 (this “Supplement”), dated as of June 7, 2013, is entered into by and among CONSTELLATION BRANDS, INC., a Delaware corporation (the “Company”), CONSTELLATION BRANDS BEACH HOLDINGS, INC. a Delaware corporation (“Beach”), CROWN IMPORTS LLC, a Delaware limited liability company (“Crown” and together with Beach, the “New Guarantors”), and MANUFACTURERS AND TRADERS TRUST COMPANY, as trustee (the “Trustee”).

RECITALS OF THE COMPANY AND THE NEW GUARANTORS

WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of April 17, 2012 (the “Base Indenture”), as supplemented by a Supplemental Indenture No. 1, dated as of April 17, 2012, with respect to the issuance by the Company of 6% Senior Notes due 2022 (the “First Supplemental Indenture”), a Supplemental Indenture No. 3, dated as of May 14, 2013, with respect to the issuance by the Company of 3.75% Senior Notes due 2021 (the “Third Supplemental Indenture”), a Supplemental Indenture No. 4, dated as of May 14, 2013, with respect to the issuance by the Company of 4.25% Senior Notes due 2023 (the “Fourth Supplemental Indenture”) and any other supplements and amendments thereto made prior to the date hereof and in effect on the date hereof (the Base Indenture, the First Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and together with such other supplements and amendments are collectively herein referred to as the “Indenture”);

WHEREAS, the Guarantors guarantee, jointly and severally, the full and punctual payment and performance when due of all Indenture Obligations;

WHEREAS, pursuant to Section 3.4 of each of the First Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the New Guarantors are obligated to enter into this Supplement thereby guaranteeing the punctual payment and performance when due of all Indenture Obligations;

WHEREAS, pursuant to Section 12.1 of the Base Indenture and Section 8.1 of each of the First Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the Company, the New Guarantors and the Trustee may enter into this Supplement without the consent of any Holder;

WHEREAS, the execution and delivery of this Supplement have been duly authorized by resolutions of the respective Boards of Directors of the Company and each New Guarantor; and

WHEREAS, all conditions and requirements necessary to make this Supplement valid and binding upon the Company and the New Guarantors, and enforceable against the Company and the New Guarantors in accordance with its terms, have been performed and fulfilled.

NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE ONE

THE NEW GUARANTEE

Section 1.01. For value received, the New Guarantors hereby absolutely, unconditionally and irrevocably guarantee (the “New Guarantee”), jointly and severally among themselves and the Guarantors, to the Trustee and the Holders, as if each New Guarantor was the principal debtor, the punctual payment and performance when due of all Indenture Obligations (which for purposes of the New Guarantee shall also be deemed to include all commissions, fees, charges, costs and other expenses (including reasonable legal fees and disbursements of one counsel) arising out of or incurred by the Trustee or the Holders in connection with the enforcement of this New Guarantee). The agreements made and obligations assumed hereunder by the New Guarantors shall constitute and shall be deemed to constitute a Guarantee under the Indenture and for all purposes of the Indenture, and each New Guarantor shall be considered a Guarantor for all purposes of the Indenture as if such New Guarantor was originally named therein as a Guarantor.

Section 1.02. The New Guarantors shall be released upon the occurrence of the events as provided in the Indenture.

Section 1.03. In accordance with the terms of the Indenture, each New Guarantor hereby waives all rights of subrogation or contribution arising by reason of any payment by it pursuant to its Guarantee under the Indenture.

ARTICLE TWO

MISCELLANEOUS

Section 2.01. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture (including the Guarantees incorporated therein) and the Notes issued pursuant thereto are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.

Section 2.02. This Supplement shall be effective as of the close of business on June 7, 2013.

Section 2.03. The recitals contained herein shall be taken as the statements of the Company and the New Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.

Section 2.04. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

Section 2.05. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and attested all as of the day and year first above written.

CONSTELLATION BRANDS, INC.

By:	/s/ David E. Klein
Name:	David E. Klein
Title:	Senior Vice President and Treasurer

Attest:

/s/ Barbara J. LaVerdi
Name:	Barbara J. LaVerdi
Title:	Assistant Secretary

[Signature Page to Supplemental Indenture No. 5]

CONSTELLATION BRANDS BEACH HOLDINGS, INC.

By:	/s/ David E. Klein
Name:	David E. Klein
Title:	Vice President and Treasurer

Attest:

/s/ Barbara J. LaVerdi
Name:	Barbara J. LaVerdi
Title:	Secretary

CROWN IMPORTS LLC

By:	/s/ David E. Klein
Name:	David E. Klein
Title:	Vice President and Assistant Treasurer

Attest:

/s/ Barbara J. LaVerdi
Name:	Barbara J. LaVerdi
Title:	Assistant Secretary

[Signature Page to Supplemental Indenture No. 5]

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Aaron McManus
Name:	Aaron McManus
Title:	Vice President

Attest:

/s/ Michelle M. Wojciechowicz
Name:	Michelle M. Wojciechowicz
Title:	Vice President

[Signature Page to Supplemental Indenture No. 5]